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                                                                    EXHIBIT 99.2

                 Genzyme to Offer Convertible Subordinated Notes

CAMBRIDGE, Mass., May 2 -- Genzyme Corp. today announced its intention to conduct a private placement offering of convertible subordinated notes to qualified institutional investors. The notes would be convertible into Genzyme General common stock (Nasdaq: GENZ). Genzyme expects that the offering will generate net proceeds of approximately $500 million to be used by Genzyme General for working capital and general corporate purposes.

The securities have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell the notes, nor is Genzyme soliciting offers to buy them.

Genzyme Corp. is a biotechnology and health care products company that develops innovative products and services for major unmet medical needs.

Genzyme's releases are available at www.genzyme.com. They are also available from Genzyme's fax-on-demand service at 1-800-436-1443 within the United States or 1-201-521-1080 outside the United States.

CONTACT: media, Bo Piela, 617-252-7785, or investors, Sally Curley, 617-591-7140, both of Genzyme Corp.